Exhibit 3.1

CSS Industries, Inc.

Amendment to bylaws adopted March 21, 2017

WHEREAS, the Board of Directors (the “Board”) of CSS Industries, Inc. (the “Company”) deems it advisable, pursuant to the Board’s authority set forth in Section 8.06 of the Bylaws of the Company (as amended and restated to date, the “Bylaws”), to adopt amendments to the Bylaws (the “Amendments”) to provide that: (i) in elections for director in which the number of nominees does not exceed the number of directors to be elected (an “Uncontested Election”), the directors of the Company shall be elected by a majority of the votes cast with respect to that director, either in person or by proxy; and (ii) the majority vote standard set forth in clause (i) of this recital cannot be further amended without the vote of the stockholders of the Company.

NOW, THEREFORE, be it

RESOLVED, that clause (b) of Section 3.04 of Article III of the Bylaws be amended and restated in its entirety as follows:

“(b) Manner of Acting.-

(1) In any election for directors in which the number of nominees for director does not exceed the number of directors to be elected (an “Uncontested Election”), the directors of the Company shall be elected by a majority of the votes cast with respect to that director, either in person or by proxy. In any election for directors that is not an Uncontested Election, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section 3.04(b)(1), a vote of the majority of the votes cast means that the number of shares voted ‘for’ a director must exceed 50% of the votes cast with respect to that director.

(2) In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon shall be the act of the stockholders, unless the question is one upon which, by express provision of the applicable statute, the certificate of incorporation or these bylaws, a different vote is required in which case such express provision shall govern and control the decision of the question. The stockholders present in person or by proxy at a duly organized meeting can continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum.”

; and be it further

RESOLVED, that Section 8.06 of Article VIII of the Bylaws be amended and restated in its entirety as follows:

“SECTION 8.06. Amendment of Bylaws.--These bylaws may be altered or amended or repealed by either (a) the affirmative vote of the holders of record of a majority of the stock issued and outstanding and entitled to vote thereat, at any regular or annual meeting of the stockholders, or at any special meeting of the stockholders, if notice of the proposed alteration or amendment or repeal be contained in the notice of such annual or special meeting or (b), except for clause (1) of Section 3.04(b) of these bylaws, which may be amended only in accordance with clause (a) of this Section 8.06, by the affirmative vote of a majority of the board of directors at any regular meeting of the board, or at any special meeting of the board, if notice of the proposed alteration, amendment or repeal be contained in the notice of such special meeting, provided, however, that no change of the time or place for the election of directors shall be made within sixty days next before the day on which such election is to be held and that in case of any change of such time and place, notice thereof shall be given to each stockholder in person or by letter mailed to his last known post office address at least twenty days before the election is held.”

; and be it further

RESOLVED, that all of the acts of the officers of the Company, whether heretofore or hereafter taken or done, which are in conformity with the purposes and intent of these resolutions are hereby in all respects ratified, approved and confirmed.

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